Exhibit 10.1

[NewPage Holdings Inc. Letterhead]

December [    ], 2014

[Name of Executive]

[Address]

[Address]

RE:	Pro Rata Bonus Under Your Employment Agreement

Dear [Name]:

As you are aware, NewPage Holdings Inc. (the “Company”) has agreed to be acquired by Verso Paper Corp. (“Verso”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso, Verso Merger Sub Inc., an indirect wholly owned subsidiary of Verso (“Merger Sub”) and the Company (the “Merger Agreement”). At the effective time of the Merger, Merger Sub will be merged with and into the Company, and the Company will survive as an indirect wholly owned subsidiary of Verso (the “Merger”).

Your employment will be terminated in connection with the Merger on the Closing Date (as defined in the Merger Agreement), which is expected to be [January [    ], 2015], and your termination will be a “Compensated Termination” (as such term is defined in your Employment Agreement with the Company dated [            , 20    ] (the “Employment Agreement”)). Accordingly, the Company will provide you termination payments and benefits in accordance with Section 6.1 of your Employment Agreement.

In lieu of a pro rata bonus calculated in accordance with Section 6.1(a)(2) of your Employment Agreement, the Company will pay you a cash amount equal to $[        ] (which is the amount you would have received under Section 6.1(a)(2) if your Compensated Termination occurred on December 31, 2014). Such amount will be paid in accordance with Section 6.1(c) of your Employment Agreement. In the event that the Closing Date does not occur, this letter agreement will terminate and be of no force or effect.

Other than as expressly provided for in this letter agreement, the terms of your Employment Agreement are unchanged. This letter agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws. This letter agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

Please sign below to acknowledge your acceptance of the terms of this letter agreement and return it to me as soon as possible but no later than December [    ], 2014.

COMPANY:
NewPage Corporation

By:
Name:	[ ]
Title:	[ ]
Date Signed: , 2014

EXECUTIVE:

[ ]
Date Signed: , 2014